JOHN HANCOCK STRATEGIC SERIES

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77Q1(a)

For John Hancock Income Fund:

Exhibit A: Copies of any material amendments to the registrant’s charter or by-laws –Certificate of Re-Designation of Series dated June 5, 2012 to the Amended and Restated Declaration of Trust dated March 8, 2005, as amended, for John Hancock Strategic Series. The Certificate re-designates the shares of beneficial interest of John Hancock Strategic Income Fund to now be known as John Hancock Income Fund, effective June 29, 2012.